Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 21, 2021

Registration Statement No. 333-233255

CIM Commercial Trust

Announces that its Operator and Manager, Subsidiaries of CIM Group,

intend to subscribe for an aggregate of up to approximately 6 million shares in the Rights Offering

Dallas -- June 21, 2021–CIM Commercial Trust Corporation (NASDAQ: CMCT and TASE: CMCT-L) (“we”, “our”, “CMCT”, “CIM Commercial”, or the “Company”) announced today that subsidiaries of CIM Group have advised CMCT that, in addition to subscribing for approximately three million shares in CMCT’s previously announced rights offering, they intend to subscribe for up to an additional three million shares in the over-subscription. If allotted, this will bring subsidiaries of CIM Group’s participation in the rights offering from approximately three million shares to up to approximately six million shares.

IMPORTANT

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company or any of its subsidiaries, nor shall there be any offer, solicitation or sale of any securities of the Company or any of its subsidiaries in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the rights offering, including statements containing the words “will,” “expect,” and words of similar import. There can be no assurance of the amount of net proceeds that will be raised by the rights offering or of the date on which the period for exercise of the subscription rights will expire or when the settlement date will occur. For a further list and description of the risks and uncertainties inherent in forward-looking statements, see the Annual Report on Form 10-K (as amended) filed by the Company in respect of the fiscal year ended December 31, 2020, and the prospectus supplement relating to the rights offering filed by the Company with the SEC on June 10, 2021. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. CIM Commercial undertakes no obligation to publicly update or release any revisions to its forward-looking statements, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise, except as required by law.

Free Writing Prospectus | CIM Commercial Trust Corporation

Filed Pursuant to Rule 433 | Dated June 21, 2021 | Registration Statement No. 333-233255

CIM Commercial has filed a registration statement (including a base prospectus) with the SEC in respect of the offering to which this press release relates. Before you invest in the rights offering, you should read the prospectus supplement, dated June 10, 2021 and the accompanying base prospectus, dated December 4, 2019. Before making any investment in the rights offering, you should read the other documents CIM Commercial has filed with the SEC for more complete information about CIM Commercial and the rights offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. You may request to receive a prospectus in respect of the rights offering by calling D.F. King & Co., Inc., the information agent for the rights offering, toll-free at (800) 967-4607.

For CIM Commercial Trust Corporation

Media Relations:

Karen Diehl, Diehl Communications, 310-741-9097

karen@diehlcommunications.com

or

Shareholder Relations:

Steve Altebrando, 646-652-8473

shareholders@cimcommercial.com

2